                              AMENDMENT TO WARRANTS
                             DATED NOVEMBER 21, 1995


         AMENDMENT dated as of February 1, 1997 (the "Amendment") to the Warrants dated November 21, 1995 (the "Warrants") originally issued to Martin A. Bell, Esther Stahler and Ruki Renov by Paradigm Music Entertainment Company
(the "Company"), in connection with a private offering of shares of the Company's Class A Common Stock, $.01 par value, through D.H. Blair Investment Banking Corp. All terms used in this Amendment, unless otherwise defined herein, shall have such meaning as ascribed to them in the Warrants.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties intending to be legally bound, hereby agree as follows:

         1. Amendment to Warrants.  The Warrants shall be amended as follows:

                 (a) The date "March 1, 1998" shall replace the date "November 21, 1995" in the fifth line of the first paragraph on Page 1 of the Warrants.

                 (b) The first two sentences of Section (a)(1) on Page 1 of the Warrants shall be deleted in its entirety and replaced with the following two sentences:

         "(a) EXERCISE OF WARRANT.

                 (1) This Warrant may be exercised in whole or in part at any time or from time to time on or after March 1, 1998 and until the earlier of (i) the fifth anniversary of the closing of an initial public offering of the Company's securities ("IPO") or (ii) November 21, 2005 (the"Termination Date"), subject to the provisions of Section (j)(2) hereof; provided, however, that (i) if either such day is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which shall not be such a day, and (ii) in the event of any merger, consolidation or sale of substantially all the assets of the Company as an entirety, resulting in any distribution to the Company's stockholders, prior to the Termination Date, the Holder shall have the right to exercise this Warrant commencing at such time through the Termination Date into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which this Warrant might have been exercisable immediately prior thereto. The period from March 1, 1998 through the Termination Date is referred to herein as the "Exercise Period."

         2. Full Force and Effect. Except as provided herein, all other terms and provisions of the Warrants shall remain in full force and effect.

         3. Counterparts. This Amendment may be executed in one or more counterparts, which taken together shall constitute a single document.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                        PARADIGM MUSIC ENTERTAINMENT
                                                 COMPANY

                                        By:
                                           --------------------------------


                                        -----------------------------------
                                        Martin A. Bell


                                        -----------------------------------
                                        Esther Stahler


                                        -----------------------------------
                                        Ruki Renov





                                        2